Exhibit (12)(b)

Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

November 18, 2019

Nuveen AMT-Free Municipal Credit Income Fund

Nuveen Connecticut Quality Municipal Income Fund

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Adjustable Rate MuniFund Term Preferred Shares Issued in the Merger of
Nuveen Connecticut Quality Municipal Income Fund into
Nuveen AMT-Free Municipal Credit Income Fund

Ladies and Gentlemen:

You have requested our opinion regarding the treatment under the Internal Revenue Code of 1986, as amended (the “Code”), of certain Adjustable Rate MuniFund Term Preferred Shares described below. The AMTP Shares (defined below) will be issued in the merger of Nuveen Connecticut Quality Municipal Income Fund (the “Target Fund”)), a Massachusetts business trust (the “Target Fund”), with NAMCIF Merger Sub, LLC (the “Merger Sub”), a Massachusetts limited liability company and a direct, wholly-owned subsidiary of the Nuveen AMT-Free Municipal Credit Income Fund (the “Acquiring Fund”), a Massachusetts business trust. The Target Fund and the Acquiring Fund are each referred to herein as a “Fund.”

The reorganization of the Target Fund into the Acquiring Fund will consist of the merger of the Target Fund with and into the Merger Sub pursuant to which shareholders of the Target Fund (collectively, “Target Fund Shareholders”) will receive (i) with respect to holders of common shares of beneficial interest of the Target Fund (“Target Fund Common Shares”), newly issued common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Common Shares”) and (ii) with respect to holders of Adjustable Rate MuniFund Term Preferred Shares of the Target Fund (“Target Fund AMTP Shares” and together with the Target Fund Common Shares, the “Target Fund Shares”), newly issued Adjustable Rate MuniFund Term Preferred Shares of the Acquiring Fund, with a par value of $0.01 per share and liquidation preference of $100,000 per share, as set forth in the Plan ( defined below) (“Acquiring Fund AMTP Shares” and together with the Acquiring Fund Common Shares, the “Acquiring Fund Shares”) (the “Merger”). As soon as practicable after the Effective Time (defined below), the Merger Sub will be dissolved and the Acquiring Fund will assume all of the Merger Sub’s liabilities and obligations, known and unknown, contingent or otherwise, whether or not

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

A Pennsylvania Limited Liability Partnership

Nuveen AMT-Free Municipal Credit Income Fund

Nuveen Connecticut Quality Municipal Income Fund

November 18, 2019

determinable, and the Merger Sub will distribute to the Acquiring Fund, which will be the sole member of the Merger Sub at such time, all of the assets of the Merger Sub in complete liquidation of its interest in the Merger Sub in accordance with a Plan of Dissolution adopted by the Merger Sub. The foregoing will be accomplished pursuant to an Agreement and Plan of Merger, made as of July 26, 2019, entered into by and among the Acquiring Fund, the Target Fund and the Merger Sub (the “Plan”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

In rendering our opinion, we have examined the Plan and the registration statement containing the Joint Proxy Statement/Prospectus relating to the Merger on Form N-14 (File No. 333-232098) filed by the Acquiring Fund with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. The opinion herein is subject to and conditioned upon the representations made by the Funds and the Merger Sub concerning factual matters (but not conclusions of law) in letters dated the date hereof. The initial and continuing truth and accuracy of such representations at all relevant times constitutes an integral basis for the opinion expressed herein and our opinion is conditioned upon the initial and continuing truth and accuracy of such representations at all relevant times. Our opinion is based, in part, on the assumption that the Merger described herein will occur in accordance with the terms of the Plan without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan and in the Registration Statement, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Merger (the “Effective Time”).

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusion.

The Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Target Fund’s common shares are listed and traded on the New York Stock Exchange (“NYSE”). The Target Fund currently has outstanding AMTP Shares, with a par value of $0.01 per share and a liquidation preference of $100,000 per share. All the outstanding common shares and AMTP Shares of the Target Fund are treated as equity for federal income tax purposes. The Target Fund is treated as a corporation for federal income tax

Nuveen AMT-Free Municipal Credit Income Fund

Nuveen Connecticut Quality Municipal Income Fund

November 18, 2019

purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Merger occurs.

The Acquiring Fund has been registered and operated as a closed-end management investment company under the 1940 Act. Acquiring Fund Common Shares are currently listed and traded on the NYSE. As part of the Merger, the Acquiring Fund will issue a new series of Acquiring Fund AMTP Shares. The Acquiring Fund Common Shares to be issued in the Merger will be treated as equity for federal income tax purposes. The Acquiring Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Merger occurs, has qualified and intends to continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Merger occurs. Since the date of its organization, the Merger Sub has been disregarded as an entity separate from its owner within the meaning of Section 301.7701-3 of the Treasury Regulations. The Merger Sub has not elected, and will not elect, to be classified,, with effect as of or prior to the liquidation of the Merger Sub, as an association taxable as a corporation pursuant to Section 301.7701-3 of the Treasury Regulations.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, pursuant to the Merger:

(i)

The aggregate net asset value of Acquiring Fund Common Shares received by the holders of Target Fund common shares in the Merger (including any fractional share interests to which such shareholders would be entitled) will equal, as of the Valuation Time (as defined in the Plan), the aggregate net asset value of the Target Fund common shares held by shareholders of the Target Fund as of such time. No fractional Acquiring Fund Common Shares will be distributed to Target Fund shareholders and, in lieu of such fractional shares, shareholders of such Target Fund common shares will receive cash.

(ii)

Each AMTP Share of the Target Fund issued and outstanding immediately prior to the Effective Time shall be exchanged for the same number of Acquiring Fund AMTP Shares having (a) terms substantially similar to those of such Target Fund AMTP Shares as of the Closing Date (as defined in the Plan), (b) equal priority with other outstanding preferred shares of the Acquiring Fund as to the payment of dividends and as to the distribution of assets upon dissolution, liquidation or winding up of the Acquiring Fund, and (c) along with any other outstanding preferred shares of the Acquiring Fund, preference with respect to the payment of dividends and as to the distribution of assets upon liquidation of the affairs of the

Nuveen AMT-Free Municipal Credit Income Fund

Nuveen Connecticut Quality Municipal Income Fund

November 18, 2019

Acquiring Fund over the Acquiring Fund Common Shares. The “Statement Establishing and Fixing the Rights and Preferences of Adjustable Rate MuniFund Term Preferred Shares” with respect to the Series 2028 AMTP Shares of the Acquiring Fund accurately describes the features of the Acquiring Fund AMTP Shares.

Opinion

Based solely on the foregoing, and subject to the qualifications, exceptions, assumptions, and limitations expressed herein, we are of the opinion that (i) the Acquiring Fund AMTP Shares will be treated as equity in the Acquiring Fund for federal income tax purposes and (ii) the distributions made with respect to such Acquiring Fund AMTP Shares will qualify as exempt-interest dividends to the extent they are reported as such by the Acquiring Fund and permitted by section 852(b)(5)(A) of the Code.

This opinion is furnished to the Funds solely for their benefit in connection with the Merger and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it as if they were addressees of this opinion, it being understood that we are not establishing any lawyer-client relationship with any shareholder of the Funds. We understand that Vedder Price P.C. may rely on the conclusion of this opinion as a factual assumption for purposes of issuing certain other opinions in connection with the Merger. This letter is not to be relied upon for the benefit of any other person.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, and qualifications:

1.

Our opinions are based upon our interpretation of the current provisions of the Code and current judicial decisions, administrative regulations, and published notices, rulings, and procedures. We note that there is no authority directly on point dealing with securities like the AMTP Shares. Our opinions only represent our best judgment and are not binding on the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth herein. Consequently, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

2.

Our opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter, whether federal, state, local or foreign, not specifically set forth in the foregoing opinion (including whether the Fund qualifies or will continue to qualify as a regulated investment company).

Nuveen AMT-Free Municipal Credit Income Fund

Nuveen Connecticut Quality Municipal Income Fund

November 18, 2019

3.

The Fund’s qualification and taxation as a regulated investment company under the Code depend upon the Fund’s ability to satisfy through actual operations the applicable asset composition, source of income, distribution, and other requirements of the Code necessary to qualify and be taxed as a regulated investment company, which operations we will not and have not reviewed.

4.

The foregoing opinions are based upon the proposed method of operation of the Fund as described in the Plan and the Registration Statement and the representations, covenants and assumptions set forth herein. We undertake no obligation to review at any time in the future either the Fund’s operations or its compliance with such representations, covenants and assumptions. No assurance can be given that the Fund will satisfy the requirements of the Code necessary to qualify or be taxed as a regulated investment company for any particular taxable year. Further, we assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion.

5.

In the event any one of the statements, representations, warranties, covenants, or assumptions we have relied upon to issue these opinions is incorrect in a material respect, our opinions might be adversely affected and if so may not be relied on.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement and to the discussion of this opinion, to the use of our name and to any reference to our firm in the Registration Statement, in the Proxy Statement for the holders of AMTP Shares of the Target Fund and in the Confidential Information Memorandum relating to the Acquiring Fund AMTP Shares. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

STRADLEY RONON STEVENS & YOUNG, LLP